Exhibit 99

In the third quarter of 2004, Maytag changed its segment reporting to reflect a reorganization announced in the second quarter. It now discloses two reporting segments: Home Appliances and Commercial Products. The Home Appliances segment manufactures, sells and services major appliances and floor care products. These products are sold primarily to major national retailers and independent retail dealers in North America and targeted international markets. The Commercial Products segment manufactures and sells vending equipment and commercial cooking products. These products are sold primarily to distributors and soft drink bottlers in North America and targeted international markets.

The following table provides net sales and operating income for the new segments reclassified for previously reported quarters in 2004, 2003 by quarter, and for the full year of 2003 and 2002. Restructuring, asset impairment charges, front-load washer litigation and gain on sale of distribution center have also been noted by segment.

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NET SALES AND OPERATING INCOME COMPARISON (Unaudited)

AS RECLASSIFIED

NET SALES (in thousands)

	Home Appliances	Commercial Products	Consolidated
2002 Year	$4,377,485	$288,546	$4,666,031
2003
1st Quarter	$1,063,588	$72,418	$1,136,006
2nd Quarter	1,074,282	88,611	1,162,893
3rd Quarter	1,145,856	75,411	1,221,267
4th Quarter	1,214,929	56,771	1,271,700

Year	$4,498,655	$293,211	$4,791,866
2004
1st Quarter	$1,144,786	$74,158	$1,218,944
2nd Quarter	1,077,643	74,586	1,152,229

OPERATING INCOME (LOSS) (in thousands)

	Home Appliances	Commercial Products	Consolidated
2002 Year	$341,528	$17,967	$359,495
2003
1st Quarter	$64,215	$3,975	$68,190
2nd Quarter	41,538	9,870	51,408
3rd Quarter	55,813	5,550	61,363
4th Quarter	50,708	(3,376)	47,332

Year	$212,274	$16,019	$228,293
2004
1st Quarter	$60,345	$3,287	$63,632
2nd Quarter	(23,741)	(9,697)	(33,438)

INCLUDED IN OPERATING INCOME (LOSS) (in thousands)

	Home Appliances	Commercial Products	Consolidated
2002
Restructuring charges	$67,112	$—	$67,112
Gain on sale of distribution center	(8,276)	—	(8,276)

Year	$58,836	$—	$58,836
2003
1st Quarter-Restructuring charges	$9,387	$—	$9,387
2nd Quarter-Restructuring charges	27,796	132	27,928
3rd Quarter-Restructuring charges	13,060	83	13,143
4th Quarter-Restructuring charges	14,471	—	14,471
4th Quarter-Asset impairment	11,217	—	11,217

Year	$75,931	$215	$76,146
2004
1st Quarter-Restructuring charges	$7,995	$—	$7,995
2nd Quarter-Restructuring charges	26,498	69	26,567
2nd Quarter-Front-load washer litigation	18,500	—	18,500
2nd Quarter-Asset impairment	1,285	—	1,285
2nd Quarter-Goodwill impairment	—	9,600	9,600

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